Exhibit 10.66

SUMMARY OF THE 2011 BONUS PLAN

A bonus pool has been set for achievement of various levels of 2011 consolidated adjusted EBITDA set by the Compensation Committee.  The target payouts (as a percentage of 2011 base compensation) and performance targets under the 2011 Bonus Plan for the bonus pool in which the named executive officers (other than Mr. Jacquay) participate are as follows:

	(dollars in millions)
Percentage of 2011 Base Compensation	26%	29%	32%	35%	38%	41%	44%	47%	50%
Consolidated Adjusted EBITDA	$177.2	$184.2	$191.2	$198.2	$205.2	$212.2	$219.2	$226.2	$233.2

The target payouts (as a percentage of 2011 base compensation) and performance targets under the 2011 Bonus Plan for Mr. Jacquay are as follows:

	(dollars in millions)
Target Payout	$0.186	$0.207	$0.229	$0.250	$0.271	$0.293	$0.314	$0.336	$0.357
Consolidated Adjusted EBITDA	$177.2	$184.2	$191.2	$198.2	$205.2	$212.2	$219.2	$226.2	$233.2

The achievement of $198.2 million in adjusted EBITDA (the “2011 Bonus Target”) serves as the bonus target for the named executive officers under the 2008 Employment Agreements.  If the 2011 Bonus Target is not achieved, no bonus payments are required to be made to these executives.  When the 2011 Bonus Target is met or exceeded, the Compensation Committee retains the right to pay these officers additional discretionary amounts from a $1.0 million discretionary pool that is over and above the bonus pool established based upon the percentage of 2011 base compensation at the level of consolidated adjusted EBITDA achieved at the 2011 Bonus Target or higher levels.  The bonus pool will be increased or decreased based upon the percentage of base compensation associated with the adjusted EBITDA achieved set forth in the 2011 Bonus Plan.  Bonus payments to employees from the bonus pool are discretionary except that in accordance with their employment agreements, each of the named executive officers is entitled to a bonus in the amount of 35% of his base salary (or for Mr. Jacquay, $250,000) upon the achievement of the 2011 Bonus Target.

Each named executive officer will be entitled to receive payment of his bonus, if any, for 2011 by March 15, 2012, if he is employed on December 31, 2011.